Exhibit 10.1

EXECUTION VERSION

VOTING AND ROLLOVER AGREEMENT

This VOTING AND ROLLOVER AGREEMENT (this “Agreement”), dated as of December 21, 2025, is entered into by and among Janus Henderson Group plc, a company incorporated in Jersey (the “Company”), the stockholder of the Company listed on Schedule A hereto (the “Stockholder”), Jupiter Topco LLC, a Jersey limited liability company (“Topco”), Jupiter Acquisition Limited, a private limited company incorporated under the laws of Jersey and a wholly owned subsidiary of Topco (“Midco”), and Jupiter Company Limited, a private limited company incorporated under the laws of Jersey and a wholly owned subsidiary of Midco (“Parent”).

WHEREAS, the Stockholder beneficially owns in the aggregate 31,867,800 ordinary shares, par value $1.50 per share, of the Company (“Company Common Stock”) (such shares of Company Common Stock, together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”);

WHEREAS, concurrently herewith the Company is entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or modified from time to time, the “Merger Agreement”) with Parent, and Jupiter Merger Sub Limited, a private limited company incorporated in Jersey (“Merger Sub”);

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce the Company to enter into the Merger Agreement and to induce the Company to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to and subject to the terms and conditions set forth herein, in connection with the Closing, the Stockholder will contribute and transfer the beneficial title to, and will procure the contribution and transfer of legal title to, an aggregate number of Shares equal to a minimum of 24,750,000 (the “Rollover Minimum” and such Shares, as adjusted pursuant to Section 6.4, the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive $1,212,750,000 in cash (the aggregate amount of $49.00 per Share in cash that would have been payable in respect of the Rollover Shares but for their classification as Excluded Shares as a result of the transactions contemplated hereby, the “Rollover Amount”), to Topco on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued Class A-2 equity interests of Topco with an aggregate value equal to the Rollover Amount (the “Exchange Shares”);

WHEREAS, it is intended that for U.S. federal (and applicable state and local) Tax purposes, the contribution of the Rollover Shares to Topco (which will be treated as a foreign eligible entity electing to be classified as a partnership for U.S. federal income Tax purposes as of the Effective Time) in exchange for the Exchange Shares, in conjunction with the contributions of cash in exchange for newly issued equity interests of Topco from the Equity Commitments and Preferred Equity Commitment in exchange for Class A-1 equity interests in Topco (with such Class A-1 equity interests having the same voting and economic rights as Class A-2 equity interests) (the “Topco Cash Contribution”), shall be treated for U.S. federal, and applicable state and local, income Tax purposes as an exchange of property for partnership interests under Section 721(a) of the Code;

WHEREAS, immediately following the contribution of the Rollover Shares to Topco, Topco will contribute the cash it received from the Topco Cash Contribution to Midco in exchange for equity interests in Midco and Topco will contribute the Rollover Shares to Midco in exchange for equity interests in Midco (such equity interests, together, the “Midco Shares”) (such contribution, the “Midco Contribution”);

WHEREAS, it is intended that for U.S. federal (and applicable state and local) Tax purposes, the Midco Contribution shall be treated for U.S. federal, and applicable state and local, income Tax purposes as an exchange of property for stock under Section 351(a) of the Code;

WHEREAS, immediately following the Midco Contribution, Midco will contribute the Rollover Shares and the cash it received in the Midco Contribution to Parent in exchange for equity interests in Parent (the “Parent Shares”) (such contribution, the “Parent Contribution”); and

WHEREAS, it is intended that for U.S. federal (and applicable state and local) Tax purposes, the Parent Contribution shall be treated for U.S. federal, and applicable state and local, income Tax purposes as an exchange of property for stock under Section 351(a) of the Code;

NOW, THEREFORE, in consideration of the Company’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.           Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

Section 2.           Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

2.1.          Title to the Shares. The Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite the name of the Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”), owned beneficially by the Stockholder. The Stockholder does not have any rights of any nature to acquire any additional Company Securities. The Stockholder owns the beneficial title to all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, voting trusts or other agreements, arrangements or restrictions with respect to voting, and has not appointed or granted any proxy or power of attorney, which appointment or grant is still effective, with respect to any of such beneficial title to the shares of Company Common Stock owned by it, other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company (with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations); provided that the Stockholder may be deemed to share voting power and the power of disposition over its Company Securities with Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz and/or Peter W. May.

2.2.           Organization. The Stockholder (only if the Stockholder is not a natural person) is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

2.3.           Authority Relative to this Agreement. The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting or relating to the rights of creditors generally, and (ii) subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

2.4.           No Conflict. Except for any filings as may be required by applicable federal securities laws or as would not impact the Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Stockholder except as contemplated by the Merger Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Stockholder (only if the Stockholder is not a natural person) or any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, security interest agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder’s property or assets.

2.5.           No Litigation. To the knowledge of the Stockholder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against the Stockholder that would prevent the performance by the Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

2.6.           No Inconsistent Agreements. The Stockholder hereby represents and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned legally and/or beneficially by the Stockholder, and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned legally and/or beneficially by the Stockholder, with any such proxy, consent or power of attorney purported to be granted by the Stockholder being void from the outset.

Section 3.           Covenants of the Stockholder.

3.1.          Restriction on Transfer. Absent the prior written consent of the Company, the Stockholder hereby agrees that, from the date hereof until the termination of this Agreement, the Stockholder shall not sell, transfer, tender, assign, hypothecate, secure or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement, create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares, or enter into any contract, option or other arrangement or understanding with respect to any transfer of, any of the Shares, other than (a) any liens, charges or other encumbrances that do not impede the Stockholder’s ability to perform or comply with its voting obligations under Section 4.1 of this Agreement or (b) any transfer to an Affiliate of the Stockholder, but only if, in each case, prior to the effectiveness of such transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such transfer is delivered to the Company pursuant to Section 11.10 hereof; provided, that, following the receipt of the Required Company Vote, the Stockholder shall be permitted to transfer an amount of Shares equal to the difference between (i) the Shares less (ii) the Rollover Minimum, without any restriction hereunder. Any transfer in violation of this Section 3.1 shall be null and void. For the avoidance of doubt, the fact that a Stockholder’s Shares may be subject to rehypothecation by a prime broker for the Stockholder in connection with the extension of margin credit by such prime broker to the Stockholder, shall not be a violation of this Section 3.1 so long as the Stockholder is entitled to vote any such rehypothecated Shares at the Company Stockholders Meeting (including by having such rehypothecated Shares returned to the Stockholder prior to the record date for the determination of stockholders of the Company who will be entitled to notice of and voting rights at, the Company Stockholders Meeting (the “Record Date”)).

3.2.          Additional Shares. Prior to the termination of this Agreement, the Stockholder will, upon receipt of written inquiry from the Company, promptly notify the Company of the number of any new shares of Company Common Stock, or any other Company Securities acquired directly or beneficially by the Stockholder, if any, after the date of this Agreement. Any such shares shall become “Shares” within the meaning of this Agreement.

3.3.          Capacity. The Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Josh Frank, Brian Baldwin or any other director of the Company who may be affiliated or associated with any Stockholder or any of its Affiliates from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 3.3(b) is intended to limit the obligations and agreements of the Company under the Merger Agreement.

3.4.          Disclosure. The Stockholder hereby consents to and authorizes the publication and disclosure by the Company and its affiliates of its identity and holding of the Stockholder’s Shares, and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the SEC or other Governmental Entity, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, in each case to the extent the Company reasonably determines that such information is required to be disclosed by Applicable Law (or in the case of the press release announcing the transactions contemplated by the Merger Agreement, to the extent the information contained therein is consistent with other disclosures being made by Parent, the Company or the Stockholder); provided that the Company shall give the Stockholder and its legal counsel a reasonable opportunity to review and comment on such announcements or disclosures prior to being made public, other than where such disclosure is consistent with any disclosure previously made in accordance with the terms of this Agreement.

3.5.          No Obligation to Exercise Rights or Options. Nothing contained in this Section 3 shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (i) convert, exercise or exchange any, options, warrants or convertible securities in order to obtain any underlying shares or (ii) vote, or execute any consent with respect to, any shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

Section 4.           Voting Agreement.

4.1.          Voting Agreement. The Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, unless there has been a Company Change in Recommendation in accordance with clause (x) of the second sentence of Section 7.6(c) of the Merger Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall (or cause the holder of legal title to the Shares on the Record Date to) if a meeting is held (including any adjournment or postponement thereof), appear at the Company Stockholders Meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and shall vote (or cause the legal holder on the Record Date to vote) the Shares owned legally and/or beneficially as of the Record Date by the Stockholder as follows:

(a)            in favor of the approval and adoption of the Merger Agreement (including the Merger);

(b)            against any action or agreement that has or would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement;

(c)            against any Company Acquisition Proposal, without regard to the terms of such Company Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(d)            against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing;

(e)            against any other action or agreement that is intended, or could reasonably be expected, to materially impede, materially interfere with, materially delay, or postpone the Merger or the transactions contemplated by the Merger Agreement; and

(f)             in favor of any proposal to adjourn or postpone any meeting of stockholders of the Company at which the matters described in the preceding clause (a) are submitted for the consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held.

4.2.           Grant of Proxy.

(a)            From and after the date hereof until the termination of this Agreement, subject to Section 3.5 above, the Stockholder hereby irrevocably grants to and appoints or, where required undertakes to procure the grant of and appointment by any legal holder of Shares, the Company and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares as indicated in Section 4.1 above; provided that the Stockholder’s grant of the proxy contemplated by this Section 4.2 shall be effective if, and only if, the Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 4.1 above are to be considered, a duly executed irrevocable proxy card directing that the Shares of the Stockholder be voted as indicated in Section 4.1 above; provided, further, that any grant of such proxy shall only entitle the Company and the Authorized Parties to vote on the matters specified in Section 4.1 above and the Stockholder shall retain the authority to vote on all other matters.

(b)            The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2, if it becomes effective, is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholder’s duties in accordance with this Agreement. The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby, if it becomes effective, is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement at which time it will terminate automatically.

4.3.           Other Voting. Except as explicitly set forth in Section 4.1 above, nothing in this Agreement shall limit the right of the Stockholder to vote in its sole discretion (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

4.4.           No Limitation. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of a Stockholder or any of its Affiliates serving on the Company’s Board of Directors in such person’s capacity as a director of the Company, and no such action taken by such person in his capacity as a director of the Company shall be deemed to violate any of the Stockholder’s duties under this Agreement.

Section 5.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

5.1.          Organization. The Company is duly incorporated, validly existing, and in good standing under the laws of Jersey.

5.2.          Authority Relative to this Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by and subject to the Enforceability Exceptions.

5.3.          No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Company, except as contemplated by the Merger Agreement or for filings under the Companies Law or with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Company Organizational Documents or any other agreement to which the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company’s property or assets.

Section 6.           Rollover Transaction.

6.1.          Contribution and Exchange. On the terms and subject to the conditions set forth herein, and subject to Section 6.4, Section 6.5, Section 6.6 and Section 6.7, the Stockholder agrees and covenants to Topco and the Company that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco (or its designee) all of the Rollover Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco to the Stockholder of, at the Exchange Time, the Exchange Shares (the “Exchange”), provided, that nothing herein shall affect the Stockholder’s right to receive in the Merger $49.00 per Share for any Shares that are not Rollover Shares. The Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in this Section 6, the Stockholder shall have no right, title or interest in or to the Rollover Shares, other than the right to receive the Exchange Shares. Except as expressly provided in this Section 6 with respect to the Rollover Shares, nothing contained in this Agreement shall be deemed to vest in Topco any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder until the consummation of the Exchange.

6.2.           Midco Contribution. On the terms and subject to the conditions set forth herein, and subject to Section 6.4, Section 6.5, Section 6.6 and Section 6.7, Topco agrees and covenants to Midco and the Company that, immediately following the Exchange, in exchange for the issuance by Midco to Topco of the Midco Shares, Topco will contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Midco (or its designee) (i) all of the Rollover Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and (ii) the cash Topco received pursuant to the Topco Cash Contribution. Topco acknowledges and agrees that, from and after the Exchange, except as set forth in this Agreement, Topco shall have no right, title or interest in or to the Rollover Shares, other than the right to receive the Midco Shares. Except as expressly provided in this Section 6 with respect to the Rollover Shares, nothing contained in this Agreement shall be deemed to vest in Midco any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder until the consummation of the Exchange.

6.3.           Parent Contribution. On the terms and subject to the conditions set forth herein, and subject to Section 6.4, Section 6.5, Section 6.6 and Section 6.7, Midco agrees and covenants to Parent and the Company that, immediately following the Exchange, in exchange for the issuance by Parent to Midco of the Parent Shares, Midco will contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Midco (or its designee) (i) all of the Rollover Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and (ii) the cash Midco received pursuant to the Midco Contribution. Midco acknowledges and agrees that, from and after the Exchange and Midco Contribution, except as set forth in this Agreement, Midco shall have no right, title or interest in or to the Rollover Shares, other than the right to receive the Parent Shares. Except as expressly provided in this Section 6 with respect to the Rollover Shares, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder until the consummation of the Exchange.

6.4.           Adjustment. Following the date hereof, the Stockholder shall be permitted to increase the number of Shares contributed and transferred to Topco in accordance with Section 6.1 and the Rollover Amount, the Exchange Shares, the Midco Shares and the Parent Shares shall be increased to account for the contribution and exchange of such additional Shares, provided, that (i) for the avoidance of doubt, that the Stockholder, prior to the Exchange Time, shall retain an amount of Shares at least equal to the Rollover Minimum at all times prior to the Exchange Time and (ii) if Parent fully and timely consummates the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, payment in full of the Financing Amounts at the Closing) using additional equity financing, Stockholder may correspondingly decrease the number of Shares contributed and transferred to Topco in accordance with Section 6.1 and the Rollover Amount, the Exchange Shares, the Midco Shares and the Parent Shares shall be decreased to account for any such change.

6.5.           Conditions to Exchange. The obligation of the Stockholder to consummate the Exchange at the Exchange Time is subject to the satisfaction (or waiver by the Stockholder in writing) of the following conditions: (a) the satisfaction or waiver of the conditions precedent to the obligations of Parent and Merger Sub to effect the Closing set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied (or waived)); (b) the prior or substantially concurrent funding of the Equity Financing, Preferred Equity Financing and the Debt Financing (or any Alternative Financing), or such Equity Financing, Preferred Equity Financing or Debt Financing (or any Alternative Financing) will be funded if the other Financing (or any Alternative Financing) is funded and the Exchange and contributions contemplated by Section 6.1, Section 6.2 and Section 6.3 are consummated; and (c) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Merger Agreement.

6.6.           Failure to Consummate the Merger. Subject to, and without limitation of, Section 11.15, in the event that after the Exchange the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with such termination of the Merger Agreement, automatically and without any further action of the parties hereto, (i) Parent shall assign, transfer, convey and deliver to Midco the Rollover Shares and Midco shall assign, transfer, convey and deliver to Parent the Parent Shares issued to Midco, (ii) Midco shall assign, transfer, convey and deliver to Topco the Rollover Shares and Topco shall assign, transfer, convey and deliver to Midco the Midco Shares, and (iii) Topco shall assign, transfer, convey and deliver to the Stockholder the Rollover Shares and the Stockholder shall assign, transfer, convey and deliver to Topco the Exchange Shares issued to the Stockholder. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective.

6.7.           Tax Treatment and Structure. The parties hereto intend that, for U.S. federal (and applicable state and local) income Tax purposes, the Exchange and the Topco Cash Contribution be treated as an exchange described in Section 721(a) of the Code and the Midco Contribution and Parent Contribution each be treated as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”). Each party hereto other than the Company (and, following the Closing, the Company) shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. The Stockholder shall have the right, in its sole discretion, to designate in writing to Topco, Midco and Parent at any time prior to the Exchange Time, specific Shares held by the Stockholder that are intended to be treated as Rollover Shares.

6.8.           Representations and Warranties of Topco, Midco and Parent. Each of Topco, Midco and Parent represent and warrant to the Stockholder as follows: (i) except as otherwise consented to in writing by the Stockholder, at and immediately after the Exchange Time, (x) the Exchange Shares issued pursuant to Section 6.1, (y) the equity interests of Topco to be issued in exchange for the Topco Cash Contribution shall be all of the equity interests of Topco outstanding at and immediately after the Exchange Time and (z) there shall be no (A) options, warrants, or other rights to acquire share capital of Topco, Midco or Parent, (B) no outstanding securities exchangeable for or convertible into share capital of Topco, Midco or Parent and (C) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities; (ii) Merger Sub and the Debt Merger Sub are each directly wholly owned by Parent; (iii) Midco is wholly owned by Topco; (iv) Parent is wholly owned by Midco; (v) at the Exchange Time, the Exchange Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities laws or the organizational documents of Topco; (vi) at the Exchange Time, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities laws or the organizational documents of Parent; and (vii) none of Topco, Midco, Parent, the Merger Sub or the Debt Merger Sub has engaged in any business activities or has incurred any liabilities or obligations other than with respect to their formation, their capitalization (including with respect to the potential incurrence of debt financing) or as contemplated by the Equity Commitment Letters, the Preferred Equity Commitment Letter, the Limited Guarantees, the Debt Commitment Letter, this Agreement, the Merger Agreement and the other documents and transactions contemplated thereby.

Section 7.           Stop Transfer Order. The Stockholder shall and does authorize the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if the Company gives such notification, it shall on the earlier of (x) the termination of this Agreement and (y) the date on which the Required Company Vote at the Company Stockholders Meeting is obtained further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

Section 8.           Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by the Stockholder.

Section 9.           Termination. Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual written agreement of the Company, Parent and the Stockholder, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, Section 11 below shall survive any termination of this Agreement.

Section 10.         Non-Survival of Representations, Warranties and Covenants. Other than Section 11.1, which shall survive the Effective Time in accordance with its terms, the representations and warranties and covenants contained herein shall not survive the Effective Time.

Section 11.         Miscellaneous.

11.1.        Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, in no event shall the Company be responsible for any transfer Taxes arising as a result of or in connection with the transactions contemplated by this Agreement.

11.2.        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event any party seeks any remedy referred to in this Section 11.3, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.3 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

11.3.        No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to the Stockholder and (b) the Company shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct the Stockholder in the performance of its duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other person for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law or regulation.

11.4.        Entire Agreement. This Agreement, the Merger Agreement, the Equity Commitment Letters, and the Guarantees and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

11.5.        Assignment. Except as contemplated by Section 3.1 above, without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

11.6.        No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7.         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by the Company, the Stockholder and Topco, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective; provided that, without the prior written consent of the Company, no provision of this Agreement may be waived if such waiver would adversely affect the rights of the Company, Topco, Midco or Parent hereunder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.8.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

11.9.         Notices.

(a)           All notices, requests, demands and other communications (hereinafter collectively referred to as “correspondence”) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by E-mail (unless a delivery failure message is received); or (iii) on the day after delivery to Federal Express or similar internationally recognized overnight courier service and properly addressed, to the party.

(b)           All correspondence to the Company shall be addressed as follows:

Janus Henderson Group Plc
151 Detroit St
Denver, Colorado 80206

Attention:	Michelle Rosenberg
Email:	[***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Jacob A. Kling
Matthew T. Carpenter
E-Mail:	JAKling@wlrk.com
MTCarpenter@wlrk.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	Peter D. Serating
Patrick J. Lewis
E-Mail:	Peter.Serating@skadden.com
Patrick.Lewis@skadden.com

(c)           All correspondence to the Stockholder shall be addressed as follows:

c/o Trian Fund Management, L.P.
280 Park Avenue
41st Floor
New York, NY 10017
E-Mail: [***], [***]
Attention: Brian L. Schorr
Daniel R. Marx

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001

E-Mail:	wdregner@debevoise.com
efhuang@debevoise.com
Attention:	William D. Regner
Emily Huang

(d)           All correspondence to the Topco, Midco or Parent shall be addressed as follows:

c/o Trian Fund Management, L.P.
280 Park Avenue
41st Floor
New York, NY 10017

E-Mail:	[***]
[***]
Attention:	Brian L. Schorr
Daniel R. Marx

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001

E-Mail:	wdregner@debevoise.com
efhuang@debevoise.com
Attention:	William D. Regner
Emily Huang

with a copy to (which shall not constitute notice):

General Catalyst Group Management, LLC

20 University Road, Fourth Floor

Cambridge, MA 02138

Attn:	Christopher McCain
E-mail:	[***]

and

Kirkland & Ellis LLP

200 Clarendon Street, 46th Floor

Boston, MA 02116

Attn:	Christian A. Atwood, P.C.
Marshall P. Shaffer, P.C.
E-mail:	christian.atwood@kirkland.com
marshall.shaffer@kirkland.com

(e)            Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

11.10.      Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware (other than with respect to issues that are required to be governed by the laws of Jersey).

11.11.      Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the U.S. District Court for the District of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 11.10 together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.12.      No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

11.13.      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.14.      Counterparts. This Agreement may be executed and delivered (including by emailed PDFs) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.15.      Companies Law Matters. The parties hereto agree that if Parent and the Company mutually agree that the transactions contemplated by the Merger Agreement be effected pursuant to a Scheme of Arrangement pursuant to Section 7.13(b) of the Merger Agreement, then, upon such agreement, the parties hereto will cooperate and act in good faith and use reasonable best efforts to ensure the application of the rights, commitments and obligations set forth herein to the implementation of the Scheme of Arrangement, including entering into appropriate amendments to this Agreement or a similar agreement to this Agreement to give effect to the foregoing and preserving the terms of this Agreement as closely as possible. In furtherance of and not in limitation of the foregoing, the parties agree that, in the event that the transactions contemplated by the Merger Agreement are to be effected pursuant to a Scheme of Arrangement pursuant to Section 7.13(b) of the Merger Agreement, (i) this Agreement shall remain in full force and effect, (ii) all references to the Company Stockholders Meeting herein shall be deemed to mean such meeting(s) of the shareholders of the Company as the Court may direct in relation to the Scheme of Arrangement and (iii) all references to the Merger herein shall be deemed to mean the Scheme of Arrangement.

[Rest of page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

JANUS HENDERSON GROUP PLC

By:	/s/ Ali Dibadj
Name: Ali Dibadj
Title: Chief Executive Officer

[Signature Page to the Voting and Rollover Agreement]

Trian Partners AM Holdco II, Ltd.

By:	/s/ Peter W. May
Name: Peter W. May
Title: Director

[Signature Page to the Voting and Rollover Agreement]

JUPITER TOPCO LLC

By:	/s/ Peter W. May
Name: Peter W. May
Title: Authorized Signatory

[Signature Page to the Voting and Rollover Agreement]

JUPITER ACQUISITION LIMITED

By:	/s/ Peter W. May
Name: Peter W. May
Title: Authorized Signatory

[Signature Page to the Voting and Rollover Agreement]

JUPITER COMPANY LIMITED

By:	/s/ Peter W. May
Name: Peter W. May
Title: Authorized Signatory

[Signature Page to the Voting and Rollover Agreement]

Schedule A

Name of Stockholder	Number and Class of Shares Owned
Trian Partners AM Holdco II, Ltd., a Cayman Islands exempted limited company	31,867,800 shares of Company Common Stock